Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 3, 2023, between Ann Joyce (the “Executive”) and KIRKLAND’S, INC., a Tennessee corporation with principal offices in Nashville, Tennessee (the “Company”).

RECITALS

WHEREAS, the Company desires to employ the Executive initially as an employee consultant and eventually as its Interim Chief Executive Officer, and the Executive desires to serve in such capacity pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the parties’ mutual covenants, it is agreed:

1.
Employment; Scope of Duties. The Company hereby employs Executive, and Executive accepts employment as an employee consultant to the Company. Beginning May 31, 2023, the Company and the Executive agree that the Executive will commence serving as the Company’s Interim Chief Executive Officer. During the term of this Agreement, Executive shall report to the Company’s Board of Directors, and shall perform those duties as from time to time assigned.
2.
Term. The term of this Agreement will commence on April 3, 2023 (the “Effective Date”), and shall continue until terminated by either party upon thirty (30) days written notice.
3.
Compensation and Benefits.
(a)
Base Salary. As base compensation for the services rendered hereunder to the Company, Executive shall be paid a monthly base salary of $45,000, payable in accordance with the Company’s standard payroll practices as in effect from time to time.
(b)
Equity Incentives. Equity incentives may be granted to Executive from time to time pursuant to the terms and conditions of the Company’s Equity Incentive Plan, at the discretion of the Compensation Committee of the Board.
(c)
Benefit Plans. Executive shall be eligible to participate in and be covered on the same basis as other senior management of the Company, under all employee benefit plans and programs maintained by the Company, including without limitation retirement, health insurance and life insurance.
4.
Expense Reimbursement; Housing. Executive shall be reimbursed for those reasonable expenses (as determined by the Company in accordance with then existing policies) necessarily incurred by Executive in the performance of the duties herein as are specifically approved by the Company and as verified by vouchers, receipts, or other evidence of expenditure and business necessity as from time to time required by the Company. The Company shall also provide Executive with temporary living accommodations in the Nashville, TN area.
5.
Other Employment; Conduct. Executive agrees to devote sufficient time and efforts to performing the duties required hereunder. Executive shall not engage in other employment, absent the prior written consent of the Company’s Board of Directors. The parties acknowledge that a portion of Executive’s time may be devoted to other non-competitive business endeavors, including her existing consulting business, with the understanding that such endeavors will not interfere with or undermine the performance of the duties enumerated herein. Executive shall at all times conduct such duties and Executive’s personal affairs in a manner that is satisfactory to the Company and so as to not in any manner injure the reputation of or unfavorably reflect upon the Company or third persons or entities connected therewith.
6.
Restrictive Covenants. To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to Executive pursuant to this Agreement, Executive agrees to be bound by the provisions of this Section 6 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of Executive's employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation. All provisions of this Section 6 shall survive the termination of this Agreement.
(a)
Confidentiality. Executive shall not, during the term of this Agreement and at any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, or third party (other than when required to do so in good faith to perform Executive's duties or when required to do so by a lawful order of a court of competent jurisdiction). As used in this Agreement, Confidential Information means all information respecting the business and activities of the Company, or any affiliate, including, without limitation, information relating to vendor relations, inventory procurement and management, inventory distribution, marketing and sales, store operations, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, marketing plans, financial information, know-how, processes, forecasts, formats, and/or strategies of the Company or any affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive's breach of any portion of this Agreement).
(b)
Restrictive Non-Competition Covenant. Executive agrees that during the term of this Agreement and for twelve (12) months thereafter, Executive will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, lend money, advise or furnish services or information of any kind (including consulting services) to, be compensated in any manner by, or be connected in any way with the management, ownership, operation or control of any entity engaged primarily in the home décor business. Executive understands and acknowledges that the type of retail business conducted by the Company is national in scope. Executive further acknowledges that these restrictions are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of these restrictions are reasonable given the nature of this Agreement and the position Executive will hold within the Company.

(c)
Restrictive Non-Solicitation Covenant.
1.
Covenant Not to Solicit Company Employees. During the term of this Agreement and for twelve (12) months thereafter, Executive agrees that Executive shall not directly or indirectly on Executive’s own behalf or on behalf or any other employer solicit any present employee of the Company to terminate their employment relationship with the Company.
2.
Covenant Not to Solicit Customers. During the term of this Agreement and for twelve (12) months thereafter, Executive shall not (except on the Company’s behalf), directly or indirectly, on Executive’s own behalf or on behalf of any other person, firm, partnership, corporation or other entity, contact, solicit, divert, induce, call on, take away, do business or otherwise harm the Company’s relationship, or attempt to contact, solicit, divert, induce, call on, take away, do business or otherwise harm the Company’s relationship, with any past, present or prospective customer of the Company or any of its affiliates (each, a “Customer”). Following the term of this Agreement, a past or prospective Customer shall be limited to such Customer measured within the two (2) year period prior to the date of termination hereunder.
7.
Waiver of Breach. Any waiver by the Company of a breach of any provision hereof shall not operate as or constitute a waiver of any of the terms hereof with regard to any subsequent breach.
8.
Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned except by the Company to a business entity which is a successor to the Company by merger, stock exchange, consolidation, or other reorganization, or to an entity which results from a purchase or sale or other transfer or transaction involving third parties, or except to an entity owned or controlled by the principals of the Company. This Agreement (and all rights and benefits hereunder) is for Executive’s personal services and is, therefore, not assignable by Executive.
9.
Entire Agreement; Modification. This Agreement is the entire agreement of the parties with regard to Executive’s employment and all other agreements and understandings, whether written or oral, if prior hereto, are merged herein so that the provisions of any prior agreement(s) are void and of no further force and effect. This Agreement may not be modified except by a writing signed by both parties.
10.
Applicable Law; Venue. This Agreement shall be construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law, even if Employee executed this Agreement outside Tennessee or Davidson County, Tennessee, and even if some or all of Executive’s services are to be rendered outside Tennessee. All legal disputes between the parties shall have a venue in the courts of Davidson County, Tennessee.
11.
Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier. Any notice or communication to Executive will be sent to the address contained in Executive’s personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of the Company’s General Counsel. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

12.
Provisions Severable. Any provision hereof adjudged void or voidable by a court of competent jurisdiction shall be deemed severable such that the remaining provisions are in full force and effect. To the extent that any provision hereof is adjudged to be overly broad, then such provision shall be deemed automatically replaced by a similar provision as near to the original provision as possible but still enforceable.
13.
Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.
14.
Parties Bound. This Agreement shall bind the parties’ respective heirs, legal representatives, successors and permitted assigns.
15.
Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is party (or by which Executive is otherwise bound) that would prevent or make unlawful Executive’s execution of this Agreement or employment by the Company, or that would in any way prohibit, limit or impair (or purport to prohibit, limit or impair) Executive’s provision of services to the Company.
16.
Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.

KIRKLAND'S, INC.

By:	/s/ W. Michael Madden
Title: Chief Financial Officer

ANN JOYCE
By:	/s/ Ann Joyce